EXHIBIT 10.62

Corning Incorporated - Executive Supplemental Pension Plan

Amendment No. 4

Pursuant to Section 6.1 of the Corning Incorporated Executive Supplemental Pension Plan (the “Plan”), the Board of Directors of Corning Incorporated hereby amends the Plan, effective as indicated herein:

1.

Effective January 1, 2012, Sections 4.1 A(b)(2) and 4.1 B(b)(2) of the Plan are amended by deleting the following language in such Sections:

“, provided that such amount shall not exceed 300% of the Employee’s annual full-time base compensation as of the date the eligible Employee terminates employment”

2.

Effective December 28, 2012, a fourth paragraph is added to Section 4.1A to read as follows:

“The immediately preceding paragraph shall not apply and instead this paragraph shall apply to an eligible Employee if his straight life annuity benefit at Normal Retirement Date calculated under this Section 4.1A as of his separation from service exceeds four times the annual compensation limitation under Section 401(a)(17) of the Code in effect at the time of such separation. Such an eligible Employee shall be entitled to receive an unreduced early retirement benefit if the Employee (i) incurs a Total and Permanent Disability, (ii) dies with at least 25 years of Credited Service, or (iii) separates from service after attaining age 57 with at least 25 years of Credited Service or attaining age 60 with at least 10 years of Credited Service. The following rules shall apply if such an eligible Employee fails to satisfy these requirements:

(iv)

If the Employee separates from service with 25 or more years of Credited Service after age 55, such Employee’s early retirement benefit shall be the amount determined above in Section 4.1A(a), adjusted and reduced, at the rate of one-twelfth of one percent for each month, if any, between the date benefits commence and the month following the month in which the Employee would attain age 57 less the amount determined in Section 4.1A(b). If the Employee separates from service with less than 25 years of Credited Service after age 55, such Employee’s early retirement benefit shall be the amount determined above in Section 4.1A(a), adjusted and reduced as outlined in Section 4.1A(x).

(v)

If the Employee separates from service before attaining age 55, such Employee’s benefit shall commence within 60 days after attaining age 55 pursuant to Section 4.2 and his early retirement benefit shall be the amount determined above in Section 4.1A(a), adjusted and reduced by 50%, less the amount determined in Section 4.1A(b).”

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer this 31st day of December, 2012.

CORNING INCORPORATED
By:	/s/ John P. MacMahon
John P. MacMahon
Senior Vice President, Global Compensation and Benefits